CONFIDENTIALITY AND NONCOMPETE AGREEMENT

This CONFIDENTIALITY AND NONCOMPETE AGREEMENT (this “Agreement”), dated as of August 3, 2012 (this “Effective Date”), is made by and among Eagle Rock Energy G&P, LLC (“G&P”) and Jeffrey P. Wood (the “Employee”).

WITNESSETH:

WHEREAS, G&P is the general partner of Eagle Rock Energy GP, LP (“GP”), which is the general partner of Eagle Rock Energy Partners, L.P. (the “Partnership” and collectively with G&P, GP, and its and their direct and indirect subsidiaries as and where applicable, the “Company”) which is a growth-oriented limited partnership engaged, through direct and indirect subsidiaries, in: (i) the business of gathering, compressing, treating, processing, transporting, marketing and trading natural gas; fractionating, transporting and marketing natural gas liquids; and crude oil logistics and marketing (together with the business of acquiring such assets and/or businesses, the “Midstream Business”); and (ii) the business of developing and producing hydrocarbons in oil and natural gas properties, including without limitation the lease, acquisition, exploration, production, gathering, or marketing of hydrocarbons (and rights or interests therein) and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located (together with the business of acquiring such assets and or businesses, the “Upstream Business” and together with the Midstream Business, the “Business”).

WHEREAS, G&P employs Employee in a position of trust inside G&P and in connection with G&P's service to GP and the Partnership and the entire Company, including to provide services to the Business.

WHEREAS, Employee acknowledges that, in the course of his employment by G&P and performance of services on behalf of the Company, he has become privy to various opportunities relating to the Business, economic and trade secrets, confidential information, and relationships of the Company, and will continue to become privy to such things in the future.

WHEREAS, in connection with his hiring by and employment with G&P, Employee has had, and may in the future have, the opportunity to receive awards of restricted common units (the “Restricted Units”) of the Partnership pursuant to the Amended and Restated Eagle Rock Energy Partners Long-Term Incentive Plan (as it may be amended or restated from time to time, the “Plan”).

WHEREAS, the Restricted Units are designed to, among other things, provide the Employee with financial and other incentives to (1) protect the confidential information of the Company, (2) maintain, enhance, and grow the goodwill of the Company with its employees, service providers, clients, and customers, and (3) grow and protect the value of the Business.

WHEREAS, it is a condition to the continuing employment of Employee by the Company and Employee's receipt of any Restricted Units pursuant to the Plan that Employee agree to certain confidentiality, nonsolicit and noncompete protections for the Company and its confidential information, goodwill, and other legitimate business interests, on the terms and conditions in this Agreement.

WHEREAS, this Agreement is intended to constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, between Employee and G&P or any of G&P's affiliates with respect to such subject matter.

NOW, THEREFORE, in consideration of the mutual promises below and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following terms:

1.    Business Opportunities and Intellectual Property; Personal Investments; Confidentiality; Covenant not to Compete.

(a)    Employee shall promptly disclose to the Company all Business Opportunities and Intellectual Property (as defined below).

(b)    Employee hereby assigns and agrees to assign to the Company, its successors, assigns, or designees, all of Employee's right, title, and interest in and to all Business Opportunities and Intellectual Property, and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

(c)    For purposes hereof, except as excluded on Exhibit A, “Business Opportunities” shall mean all business ideas,

prospects, proposals and other opportunities pertaining to the lease, acquisition, exploration, production, gathering, marketing, treating or processing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, that are:

(i)    developed by Employee: (A) during the period that Employee is employed by the Company (the “Employment Term”), or, if applicable, (B) before the Employment Term, if such opportunities were developed in connection with (I) assets that have been sold or contributed to the Company by Employee, or (II) Employee's activities in the oil and gas industry, directly or indirectly, related to the Company's properties or assets; or

(ii)    originated by any third parties and brought to the attention of Employee, whether before (if applicable) or during the Employment Term, except to the extent that (I) such opportunities are not applicable, directly or indirectly, to any of the Company's properties or assets, and (II) third parties possess valid and enforceable rights to such opportunities;

together with information relating thereto, including, without limitation, the “Company's Business Records” (as defined below).

(d)    For purposes hereof, except as excluded on Exhibit A, “Intellectual Property” shall mean, pertaining to any aspect of the Business, all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, and which are discovered, conceived, invented, created, or developed by Employee, alone or with others if such discovery, conception, invention, creation, or development (i) occurs in the course of Employee's employment with the Company, or (ii) occurs with the use of any of the Company's time, materials, assets or facilities (including assets sold or contributed to the Company by Employee).

2.    NonCompete Obligations During Employment Term.

(a)    Except as set forth in subsection (b) hereof, Employee agrees that during the Employment Term:

(i)    Employee will not, other than through the Company, engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than two percent equity-holder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in leasing, acquiring, exploring, producing, gathering, marketing, treating or processing hydrocarbons and related products; and

(ii)    all investments made by Employee (whether in Employee's own name or in the name of any family members or made by any Controlled Affiliates, as defined below), which relate to the lease, acquisition, exploration, production, gathering or marketing, treating or processing of hydrocarbons and related products shall be made solely through the Company; and Employee will not (directly or indirectly through any family members), and will not permit any Controlled Affiliate to: (A) invest or otherwise participate alongside the Company in any Business Opportunities, or (B) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether the Company ultimately participates in such business or activity.

Notwithstanding the foregoing, this Section 2 shall not preclude Employee from making personal investments in securities of energy companies which are listed on a national stock exchange if the aggregate amount owned by Employee and all immediate family members (i.e., his spouse and children) and affiliates does not exceed 2% of such company's outstanding securities.

For purposes hereof, “Controlled Affiliates” are entities in which Employee and Employee's family members collectively own, directly or indirectly, a majority of the equity or voting interests.

(b)    Employee represents that neither Employee nor his Controlled Affiliates or his immediate family members (i.e., his spouse and children) own any investments or interests which relate to the lease, acquisition, exploration, production, gathering, marketing, treating or processing of hydrocarbons and related products, other than Employee's interest in the Company and those interests that are described in the Disclosure Schedule hereto (the “Excluded Interests”). It is agreed that the provisions of this Section 2 shall not prohibit Employee from maintaining Employee's current direct or indirect ownership interests in the Excluded Interests; provided, that Employee agrees that he will not, directly or indirectly, make any investment or expenditure to increase the interest of Employee or of his Controlled Affiliates or immediate family members, in any of such Excluded Interests beyond that to which Employee is entitled as of the date hereof.

3.    Confidentiality Obligations.

(a)    Employee hereby acknowledges that all trade secrets and confidential or proprietary information of the Company (collectively referred to herein as “Confidential Information”) constitute valuable, special and unique assets of the Company's Business, and that access to and knowledge of such Confidential Information is essential to the performance of Employee's duties. Employee agrees that during the Employment Term and during the eighteen month period following the date of termination of Employee's employment (the “Termination Date”), Employee will hold the Confidential Information in strict confidence and will not publish, disseminate or otherwise disclose, directly or indirectly, to any person other than the Company and its respective officers, directors and employees, any Confidential Information or use any Confidential Information for Employee's own personal benefit or for the benefit of anyone other than the Company. The Company agrees to provide previously undisclosed Confidential Information to Employee in exchange for Employee's agreement to keep such Confidential Information, and any Confidential Information to which Employee has already become privy, in strict confidence as provided in this Agreement.

(b)    For purposes of this Section 3, it is agreed that Confidential Information includes, without limitation, any information heretofore or hereafter acquired, developed or used by the Company relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the Business, operations, properties or prospects of the Company whether oral or in written form, whether or not included in the Company's Business Records, but shall exclude any information which (A) is or has become part of common knowledge or understanding in the oil and gas industry or otherwise in the public domain (other than from disclosure by Employee in violation of this Agreement), (B) was rightfully in the possession of Employee, as shown by Employee's records and reflected in the attached Disclosure Schedule, prior to the date of this Agreement and which is not directly applicable to the Business or any of the Company's properties or assets, (C) is lawfully acquired by Employee after the Employment Term from any third party not bound by an obligation of confidence to the disclosing party; or (D) is independently developed by or for the Employee after the Employment Term without using the Confidential Information of the Company; provided, however, that Employee shall provide to the Company copies of all information described in clause (B) to the extent reasonably requested by the Company; provided further, however, that this Section 3 shall not be applicable to the extent Employee is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after Employee requests that such Confidential Information be preserved.

4.    Obligations After Termination Date.

(a)    The purpose of the provisions of Section 2 and this Section 4 are to protect the Company from unfair loss of goodwill and business advantage and to shield Employee from pressure to use or disclose Confidential Information or to trade on the goodwill belonging to the Company. Accordingly, during the Post Termination Noncompete Term (as defined below), Employee will not engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which: (i) is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons (and rights therein) and related products in an area that is within a one (1) mile radius (with respect to leasing, acquiring, exploring and producing) or a four (4) mile radius (with respect to gathering or marketing) of the boundaries of, any mineral property interest of the Company (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company and any third party) or any other property on which the Company has, or is in the process of negotiating, an option, right, license, or authority to conduct or direct exploratory activities, such as three dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping); or (ii) processes, treats, gathers or markets (or has previously agreed or enters into any agreement to process, treat, gather or market) hydrocarbons or related products in areas in which the Company operates as of the Termination Date; provided that, this Section 4 shall not preclude Employee from making personal investments in securities of energy companies which are listed on a national stock exchange, if the aggregate amount owned by Employee and all immediate family members (i.e., his spouse and children) and affiliates does not exceed 2% of such company's outstanding securities. Furthermore, nothing in this Section 4 shall preclude Employee from serving as a partner, principal or employee of an investment fund whose primary purpose is investing in securities of energy companies. For purposes of this Agreement "gas" shall include, without limitation, casing head gas.

    (b)    For purposes hereof, the “Post Termination Noncompete Term” is:

(i)    the eighteen (18) month period following the Termination Date, if (A) Employee voluntarily resigned or otherwise terminated his position as an officer or employee of the Company, (B) Employee's employment by the Company was terminated for Cause, or (C) Employee breached any of the provisions of Sections 3, 4 or 5 hereof; or

(ii)    in the event that (A) Employee's services as an officer or employee are terminated by the Company other than for Cause, and (B) Employee is not in breach of any of the provisions of Section 3, 4 or 5 hereof, the period during which the Company makes Severance Payments (as defined below) to Employee, the length of which shall be determined by the Company at its discretion, but in no event to be longer than eighteen (18) months following the Termination Date.

(c)    For purposes hereof, the term Severance Payments shall mean a monthly payment that is equal to one and one-half times the regular monthly salary that Employee was receiving from the Company immediately before the Termination Date (which in no event shall be less than Employee's regular monthly salary as of the date of this Agreement), and such Severance Payments shall be payable at the same times as Employee's regular salary was paid immediately before the Termination Date.

(d)    For purposes hereof, “Cause” means any of the following: (i) Employee's conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or its affiliates or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (ii) Employee's repeated intoxication by alcohol or drugs during the performance of Employee's duties in a manner that materially and adversely affects Employee's performance of such duties; (iii) malfeasance in the conduct of Employee's duties, including, but not limited to, (A) willful and intentional misuse or diversion of funds of the Company or its affiliates, (B) embezzlement, or (C) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to the Company or its affiliates; (iv) Employee's material failure to perform the duties of Employee's employment or engagement or material failure to follow or comply with the reasonable and lawful written directives of the Board of Directors of G&P, in either case after Employee shall have been informed, in writing, of such material failure and given a period of not less than 60 days to remedy same.

(e)    The Company shall not be obligated to make Severance Payments if Section 4(b)(ii) above applies; however, if the Company elects not to make such payments there shall be no Post Termination Noncompete Term under Section 4(b)(ii). If the Company does elect to make Severance Payments under Section 4(b)(ii), it must notify Employee of such decision no later than five business days after the Termination Date. Thereafter, the Company shall be entitled to cease making Severance Payments at any time and for any reason, but only upon at least 30 days advance written notice to Employee.

(f)    Employee will not, during the eighteen month period following the Termination Date, solicit, entice, persuade or induce, directly or indirectly, any employee (or person who within the preceding 90 days was an employee) of the Company or any other person who is under contract with or rendering services to the Company, to (i) terminate his or her employment by, or contractual relationship with, the Company, (ii) refrain from extending or renewing the same (upon the same or new terms), (iii) refrain from rendering services to or for the Company, (iv) become employed by or enter into contractual relations with any Persons other than the Company, or (v) enter into a relationship with a competitor of the Company.

(g)    Employee acknowledges that any concurrent or future grant of Restricted Units, as well as the Company's agreement to provide previously undisclosed Confidential Information to Employee, the Company's other promises and undertakings contained in this Agreement, and, as and when applicable, any payment of Severance Payments to Employee under Section 4(b)(ii) above, shall constitute adequate consideration for Employee's promises and covenants set forth in this Agreement, including those set forth in this Section 4. Employee further acknowledges that (i) due to the nature of the Business, the Company continually develops new and additional Confidential Information which has not been previously disclosed to Employee and Employee has no legal or contractual right to receive any such information outside of this Agreement; (ii) in performing his/her services, Employee necessarily must rely on the Company's goodwill and such previously undisclosed Confidential Information; and (iii) Employee is entitled under this Agreement to receive specialized training related to the Business and access previously undisclosed Confidential Information which could be used by the Company's competitors in a manner that would irreparably harm the Company's competitive position in the marketplace; and (vi) Employee's receipt of any Restricted Units is designed to, among other things, provide him/her with financial and other incentives to protect the Confidential Information of the Company and maintain, enhance, and grow its goodwill and the value of the Business.

5.    Business Records.

(a)    Employee agrees to promptly deliver to the Company, upon termination of Employee's employment by the Company, or at any other time when the Company so requests, all documents relating to the Business of the Company, including, without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Company (collectively, the “Company's Business Records”), and all copies thereof and therefrom.

(b)    Employee confirms that all of the Company's Business Records (and all copies thereof and therefrom) that are required to be delivered to the Company pursuant to this Section 5 constitute the exclusive property of the Company.

(c)    The obligation of confidentiality set forth in Section 3 shall continue notwithstanding Employee's delivery of any such documents to the Company.

(d)    The provisions of this Section 5 shall continue in effect notwithstanding termination of Employee's employment for any reason.

(e)    Notwithstanding the foregoing provisions of this Section 5 or any other provisions of this Agreement, the Employee shall be entitled to retain any written materials which, as shown by the Employee's records and described in the Disclosure Schedule hereto, were in Employee's possession on or prior to the date hereof, subject to the Company's right to receive a copy of all such materials.

6.    Miscellaneous.

(a)    The invalidity or non-enforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect or of any other provision of this Agreement. In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent juris-diction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.

(b)    Employee acknowledges that the Company's remedy at law for any breach of the provisions of this Agreement is and will be insufficient and inadequate, that such breach would give rise to irreparable injury to the Company, and that the Company shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies the Company may have at law.

(c)    The representations and covenants contained in this Agreement on the part of Employee will be construed as ancillary to and independent of any other agreement between the Company and Employee, and the existence of any claim or cause of action of Employee against the Company or any officer, director, or shareholder of the Company, whether predicated on Employee's employment or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Employee contained in this Agreement. In addition, the provisions of this Agreement shall continue to be binding upon Employee in accordance with their terms, notwithstanding the termination of Employee's employment for any reason.

(d)    The parties to this Agreement agree that the limitations contained in Section 4 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in Section 4 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

(e)    All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be duly given if personally delivered or on the third day after being sent postage pre‑paid by certified or registered mail, return receipt requested or by telecopy as follows: (a) if addressed to Employee, at the address or telecopy number furnished to the Company by Employee, or (b) if addressed to the Company, at its principal place of business or at its telecopy number at such address, to the attention of the Senior Vice President and General Counsel. Either party may change its address or telecopy number set forth above by giving the other party notice of such change in accordance with the provisions of this Section 6(e). A notice shall be deemed given, if by personal delivery or expedited delivery service, on the date of such delivery to such address, if by certified mail, on the date of receipt, refusal or first attempted date of delivery if unclaimed, or if by telecopy, on the date of receipt of the transmission of such notice at such telecopy number.

(f)    This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

(g)    EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EMPLOYEE HAS HAD THE OPPORTUNITY TO READ AND UNDERSTAND ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL. EMPLOYEE HEREBY REPRESENTS THAT EMPLOYEE EITHER HAS SOUGHT INDEPENDENT LEGAL COUNSEL OR HAS ELECTED FREELY NOT TO DO SO. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON

OF THE DRAFTING OR PREPARATION HEREOF.

(h)    THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO RULES OR PRINCIPLES OF CONFLICTS OF LAW REQUIRING THE APPLICATION OF THE LAW OF ANOTHER STATE), AND THAT THE COURTS IN THE STATE OF TEXAS SHALL BE THE EXCLUSIVE COURTS OF JURISDICTION AND VENUE FOR ANY LITIGATION, SPECIAL PROCEEDING, DISPUTE OR OTHER PROCEEDING AS BETWEEN THE PARTIES THAT MAY BE BROUGHT OR ARISE OUT OF, IN CONNECTION WITH, OR BY REASON OF THIS AGREEMENT.

(i)    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Company and the Employee with respect to the subject matter hereof.

(j)    This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

(k)    Employee acknowledges that, notwithstanding any other provision of this Agreement, his/her employment with the Company is for an unspecified duration and constitutes at-will employment.  Accordingly, Employee understands and acknowledges that his employment relationship with the Company may be terminated at any time, with or without cause, at the option of either party, with or without notice.  Any representation contrary to the previous two sentences shall be invalid unless obtained in writing and signed by the Chief Executive Officer of the Company.

(l)    This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns. The Company shall be permitted to assign or otherwise transfer this Agreement to an affiliate or successor without Employee's prior consent.

(m)    No breach by the Company of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights. No waiver of any provision of this Agreement or any breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement. The rights and remedies granted to the Company pursuant to this Agreement are in addition to any other rights and remedies otherwise available to the Company under applicable law or in equity.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement in multiple counterparts as of the day and year first above written.

EAGLE ROCK ENERGY G&P, LLC

By:    /s/ Joseph A. Mills
Joseph A. Mills, Chief Executive Officer

EMPLOYEE:

/s/ Jeffrey P. Wood
Jeffrey P. Wood

Disclosure Schedule (Exhibit A)

None